CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Institutional Class and Investor Class Prospectuses of the Robeco Investment Funds of The RBB Fund, Inc. dated December 31, 2009, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of the Robeco Investment Funds of The RBB Fund, Inc. dated December 31, 2009, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 134 to File No. 033-20827; Amendment No. 136 to File No. 811-5518) of The RBB Fund Inc. of our report dated October 27, 2009 on the Robeco Investment Funds, included in the 2009 Annual Report to shareholders.

Ernst & Young, LLP

Philadelphia, Pennsylvania

December 22, 2009